UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2010

VONAGE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32887	11-3547680
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Main Street, Holmdel, NJ	07733
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 528-2600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 2, 2010, the Company entered into definitive agreements to refinance its existing debt, which are described below in more detail. Consistent with these agreements, the Company plans to (i) exercise its existing right to retire debt under its senior secured first lien credit facility for 100% of the contractual make-whole price, (ii) retire debt under its senior secured second lien credit facility at a discount to the contractual make-whole price, and (iii) cause the conversion of all outstanding third lien convertible notes. During the fourth quarter of 2010, the Company will seek to refinance this existing debt with a new senior secured term loan having significantly lower interest rates and less restrictive covenants. Completion of a refinancing on such terms (as to which there can be no assurance) will provide the Company greater flexibility to operate and grow its business.

Master Agreement for Repayment of First Lien Loans and Second Lien Loans

On November 2, 2010, Vonage Holdings Corp. (the “Company”) and Vonage America Inc. entered into a master agreement (the “Master Agreement”) to repay in full amounts due under the Company’s senior secured first lien credit facility and senior secured second lien credit facility (the “Repayment Transaction”). The Master Agreement has been executed by lenders holding approximately 71% of the loans outstanding (the “First Lien Lenders”) under the Company’s senior secured first lien credit facility (the “First Lien Loans”) and lenders holding 100% of the loans outstanding (the “Second Lien Lenders”) under the Company’s senior secured second lien credit facility (the “Second Lien Loans”). The holders that signed the Master Agreement held a sufficient amount of First Lien Loans and Second Lien Loans to modify the credit documentation for such loans.

The prepayment in full of the First Lien Loans pursuant to the terms of the senior secured first lien credit facility, including the payment of the make-whole price thereunder, is a condition precedent to the repayment of the Second Lien Loans on the terms described below. As of October 31, 2010, the principal amount of the First Lien Loans was $99.5 million, accrued but unpaid interest was $3.9 million, and the required make-whole payment was $20.6 million. The Company has paid to the First Lien Lenders that executed the Master Agreement (and will pay to any other First Lien Lender that becomes a party to the Master Agreement as provided therein) an amendment fee of 1% of the principal amount of First Lien Loans held by the lender, with such amount to be credited against any payment in full of all First Lien Loans on or before March 2, 2011.

The Second Lien Lenders have agreed to accept from the Company on any business day through March 2, 2011 as repayment in full of the Second Lien Loans an amount equal to the principal amount of the Second Lien Loans plus accrued but unpaid interest thereon, which was $89.7 million as of August 30, 2010, plus a payment of $72.8 million, representing an 81% premium above par and a more than 25% discount to the full make-whole price. The Company will also pay accrued but unpaid interest on this amount from August 30, 2010 through repayment. The Master Agreement also provides for the payment by the Company of an option fee to the Second Lien Lenders equal to 6% of the sum of the principal amount of the Second Lien Loans plus accrued but unpaid interest on the Second Lien Loans at August 30, 2010. As a result, the Company paid an option fee equal to $5.4 million, of which $4.5 million may be credited against the amount required to repay the Second Lien Loans. The Company has agreed to make an additional cash payment to the Second Lien Lenders in an aggregate amount of $9.0 million if the Company engages in Qualifying Discussions (as defined in the Master Agreement) prior to June 30, 2011 that result in an M&A Transaction (as defined in the Master Agreement) that is consummated prior to June 30, 2012.

If the Repayment Transaction is consummated, the Company will repay in full all of the then outstanding First Lien Loans and Second Lien Loans, totaling approximately $194.0 million.

Agreement for Conversion of Third Lien Notes

On November 2, 2010, the Company separately entered into an agreement (the “Third Lien Agreement”) with holders of 100% of the Company’s outstanding 20% senior secured third lien notes due 2015 (the “Third Lien Notes”). The Company currently has $2.4 million aggregate principal amount of Third Lien Notes outstanding, which are convertible into 8.3 million shares of the Company’s common stock. Pursuant to the Third Lien Agreement, the holders of the Third Lien Notes have agreed to convert their Third Lien Notes into shares of the Company’s common stock on or before March 2, 2011. The Company has agreed to make a cash payment to the holders of the Third Lien Notes in the amount of $2.2 million plus accrued but unpaid interest on the Third Lien Notes to the date of conversion. As of October 31, 2010, accrued but unpaid interest on the Third Lien Notes was $1.1 million.

Additional Information

Certain of the Company’s directors (or their affiliates or associates) are parties to the Master Agreement or Third Lien Agreement as follows: Morton David, one of the Company’s directors, is a Second Lien Lender. Each of New Enterprise Associates 10 L.P. and New Enterprise Associates 11 L.P. are Second Lien Lenders. Such entities are affiliates of New Enterprise Associates, which beneficially owned 27,930,422 shares of our common stock outstanding as of February 5, 2010. Peter Barris, one of the Company’s directors, is a general partner of the general partner of New Enterprise Associates 10 L.P. and a manager of the general partner of New Enterprise Associates 11 L.P. Affiliates of Jeffrey Citron, the chairman of the Company’s board of directors and one of the Company’s principal stockholders, hold Third Lien Notes. Michael Krupka, one of the Company’s directors, is the sole managing member of Bain Capital Venture Investors, LLC, an affiliate of Bain Capital, LLC, which is associated with Sankaty Credit Opportunities, L.P., Sankaty Credit Opportunities III, L.P., Sankaty Credit Opportunities IV, L.P. and Sankaty Credit Opportunities (Offshore Master) IV, L.P., each of which are First Lien Lenders, and Brookside Capital Partners Fund, L.P., which holds Third Lien Notes. Because of the interests of these directors, the Master Agreement, the Third Lien Agreement and the transactions contemplated thereby were approved by the Company’s board of directors (with these directors abstaining) upon the recommendation of a special committee of disinterested directors.

The foregoing description of the Master Agreement is qualified in its entirety by reference to the full text of the Master Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Third Lien Agreement is qualified in its entirety by reference to the full text of the Third Lien Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference. The Company’s existing first lien senior facility governing the First Lien Loans, second lien senior facility governing the Second Lien Loans and third lien note purchase agreement governing the Third Lien Notes are filed as exhibits (b)(1), (b)(3) and (b)(5) to the Company’s Amendment No. 8 to Schedule TO filed with the Securities and Exchange Commission on October 22, 2008.

Item 2.02. Results of Operations and Financial Condition

On November 3, 2010, the Company announced its financial results for the quarter ended September 30, 2010. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

The Company is making references to non-GAAP financial information in both the press release and the referenced conference call. A reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures is contained in the attached press release.

Item 8.01 Other Events.

The press release described in Item 2.02 also announces the execution of the Master Agreement and the Third Lien Agreement.

Item 9.01. Financial Statements and Exhibits.

10.1	Master Agreement, dated November 2, 2010.

10.2	Third Lien Agreement, dated November 2, 2010.

99.1	Press Release issued by Vonage Holdings Corp. on November 3, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VONAGE HOLDINGS CORP.

Date: November 3, 2010	By:	/S/ BARRY L. ROWAN
Barry L. Rowan Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

EXHIBIT INDEX

Exhibit No.:	Description:

10.1	Master Agreement, dated November 2, 2010.

10.2	Third Lien Agreement, dated November 2, 2010.

99.1	Press Release issued by Vonage Holdings Corp. on November 3, 2010.